Spark Networks(R) Reports Second Quarter 2008 Financial Results

Revenue - $15.0 Million; Contribution Margin - 73%; Net Income - $1.6 Million; EPS - $0.07

BEVERLY HILLS, CA -- 08/07/2008 -- Spark Networks, Inc. (AMEX: LOV) today reported financial results for the second quarter and six months ended June 30, 2008.

"Our overall strategy continues to be to strengthen our position in the affinity-based segment of the subscription-driven dating market," stated Adam Berger, Chairman and Chief Executive Officer of Spark Networks, Inc. "Over the past five quarters, we've been focused on increasing stockholder value and return by growing our Other Affinity Networks segment, maximizing the yield from our Jewish Networks, optimizing our marketing spend, adding an advertising revenue stream, reducing overhead, and prudently allocating capital."

"This strategy has translated into increased profitability and cash flow in the second quarter. Adjusted EBITDA(1), excluding currency translation adjustments, was $4.4 million or a 29% margin. Cash flow was $4.2 million, a 19% increase over the same period last year, and a 43% sequential increase."

Second Quarter 2008 Financial Highlights

Revenue for the second quarter of 2008 was $15.0 million, a 10% decrease compared to $16.6 million in the second quarter of 2007, and flat compared to the prior quarter. Revenue for the six months was $30.0 million, a 10% decrease compared to $33.4 million for the same period last year.

Contribution(2) for the second quarter of 2008 was $11.0 million, a 2% decrease compared to $11.2 million for the second quarter of 2007, and flat compared to the prior quarter. Contribution for the six months was $21.9 million, a 3% increase compared to $21.2 million for the same period last year.

Operating expenses for the second quarter of 2008 were $8.0 million, a 15% decrease compared to $9.5 million for the second quarter of 2007, and a 5% decrease compared to $8.5 million for the prior quarter. Second quarter 2007 operating expenses include approximately $687,000 of charges related to our Scheme of Arrangement. Operating expenses for the six months were $16.5 million, a 22% decrease compared to $21.2 million for the same period last year. Operating expenses for the six months ending June 30, 2007 include $1.1 million of charges related to the Company's Scheme of Arrangement.

Net income for the second quarter of 2008 was $1.6 million, or $0.07 per share, compared to $1.9 million, or $0.06 per share for the second quarter of 2007, and $1.6 million or $0.06 per share in the prior quarter. Net income for the six months was $3.2 million, or $0.13 per share, compared to $534,000, or $0.02 per share, for the same period last year.

Adjusted EBITDA for the second quarter of 2008, excluding currency translation adjustments and Scheme of Arrangement costs, was $4.4 million, compared to $4.5 million for the second quarter of 2007, and $4.0 million in the prior quarter. Adjusted EBITDA, excluding currency translation adjustments, for the six months was $8.4 million, compared to $7.5 million during the same period last year.

Average paying subscribers(3) in the second quarter of 2008 were 190,455, a 13% decrease compared to 219,196 for the second quarter of 2007, and a 1% decrease compared to 192,652 in the prior quarter. Average paying subscribers for the six months were 191,554, a 14% decrease compared to 223,664 for the same period last year.

Segment Reporting(4)

Second quarter 2008 revenue for Jewish Networks was $8.6 million, a 5% increase compared to $8.2 million for the second quarter of 2007, and flat compared to the prior quarter. Jewish Networks revenue for the six months was $17.3 million, a 4% increase compared to $16.6 million for the same period last year.

Second quarter 2008 revenue for General Market Networks was $2.2 million, a 49% decrease compared to $4.3 million for the second quarter of 2007, and a 16% decrease compared to $2.6 million in the prior quarter. General Market Networks revenue for the six months was $4.8 million, a 49% decrease compared to $9.3 million for the same period last year.

Second quarter 2008 revenue for Other Affinity Networks was $3.4 million, a 6% increase compared to $3.2 million for the second quarter of 2007, and a 2% increase compared to the prior quarter. Other Affinity Networks revenue for the six months was $6.8 million, a 5% increase compared to $6.4 million for the same period last year.

Second quarter 2008 revenue for Offline & Other Businesses was $765,000, a 14% decrease compared to $886,000 for the second quarter of 2007, and an 80% increase compared to $426,000 in the prior quarter. Offline & Other Businesses revenue for the six months was $1.2 million, a 7% increase compared to $1.1 million for the same period last year.

Average paying subscribers for Jewish Networks were 91,598 during the second quarter of 2008, a 2% decrease compared to 93,408 for the second quarter of 2007, and a 1% decrease compared to 92,719 in the prior quarter. Average paying subscribers for the six months were 92,159, a 3% decrease compared to 94,687 for the same period last year.

Average paying subscribers for General Market Networks were 33,573 during the second quarter of 2008, a 45% decrease compared to 61,529 for the second quarter of 2007, and a 10% decrease compared to 37,435 in the prior quarter. Average paying subscribers for the six months were 35,504, a 47% decrease compared to 66,985 for the same period last year.

Average paying subscribers for Other Affinity Networks were 63,309 during the second quarter of 2008, a 1% increase compared to 62,450 for the second quarter of 2007, and a 5% increase compared to 60,133 in the prior quarter. Average paying subscribers for the six months were 61,721, a 2% increase compared to 60,781 for the same period last year.

Balance Sheet, Cash, Debt

Cash and marketable securities were $10.8 million at June 30, 2008, compared to $9.0 million at December 31, 2007.

The Company purchased approximately 1.3 million shares during the quarter at an average price of $4.35 per share or approximately $5.6 million. Subsequent to the quarter close, on July 18, 2008, the Company purchased approximately 1.6 million shares at an average price of $3.81 per share or approximately $6.1 million.

Cash flow from operations for the second quarter of 2008 was $4.2 million, an increase of 19% compared to $3.6 million during the second quarter of 2007, and an increase of 43% compared to $2.9 million in the prior quarter. Cash flow from operations for the six months was $7.2 million, an increase of 10% compared to cash flow from operations of $6.5 million in the first half of 2007.

Investor Conference Call

The Company will discuss its financial results during a live teleconference today at 1:30 p.m. Pacific time.

Call Title:                    Spark Networks Q2 '08 Financial Results
Toll-Free (United States):     +866-862-3927
International:                 +416-340-2216

One-Week Replay
Toll-Free (United States):     +1-800-408-3053
International:                 +1-416-695-5800
Pass Code:                     3259888

In addition, the Company will host a webcast of the call which will be accessible in the Investor Relations section of the Company's website under "Conference Calls and Presentations" at: http://www.spark.net/investor.htm.

Safe Harbor Statement:

This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes; maintain the strength of our existing brands and maintain and enhance those brands and our dependence upon the telecommunications infrastructure and our networking hardware and software infrastructure; identify and consummate strategic acquisitions and integrate acquired companies or assets; and successfully implement our current long-term growth strategy. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

About Spark Networks, Inc.:

The Spark Networks portfolio of consumer websites includes, among others, JDate®.com (www.jdate.com), AmericanSingles®.com (www.americansingles.com), BlackSingles.com® (www.blacksingles.com) and ChristianMingle®.com.

(1) "Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation, amortization, share-based compensation and impairment of long-lived assets. Adjusted EBITDA should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as adjusted EBITDA is not defined by GAAP. However, the Company regards adjusted EBITDA as a complement to net income and other GAAP financial performance measures, including an indirect measure of operating cash flow. As such, management believes that the investment community finds it to be a useful tool to perform meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations.

(2) "Contribution" is defined as revenue less direct marketing expenses and "Contribution Margin" is defined as Contribution divided by revenue.

(3) Paying subscribers are defined as individuals who have paid a monthly fee for access to communication and website features beyond those provided to our members. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period. In the second quarter of 2008, the Company made a modification to its method of calculating period end subscribers.

(4) In accordance with Financial Accounting Standard No. 131, the Company's financial reporting includes detailed data on four separate operating segments. The Jewish Networks segment consists of the Company's JDate.com, JDate.co.il and Cupid.co.il® websites and their respective co-branded websites. The General Market Networks segment consists of the Company's AmericanSingles.com website, its co-branded and private label websites, and Date.co.uk and Date.ca®. The Other Affinity Networks segment consists of all of the Company's Provo, Utah-based properties which primarily consist of sites targeted towards various religious, ethnic, geographic and special interest groups including BlackSingles.com and ChristianMingle.com. The Company has previously referred to this segment as Affinity Networks. The Offline & Other Businesses segment consists of revenue generated from offline activities, HurryDate® events and subscriptions and other websites and businesses.

(Consolidated financial statements to follow)

                           SPARK NETWORKS, INC.
                              BALANCE SHEET
                    (in thousands, except share data)

                                                     June 30,  December 31,
                                                     ---------  ---------
                                                       2008       2007
                                                     ---------  ---------
Assets
Current assets:
   Cash and cash equivalents                         $  10,797  $   8,796
   Marketable securities                                     -        200
   Restricted cash                                         992      1,706
   Accounts receivable                                   1,333      1,433
   Deferred tax asset - current                             11      2,094
   Prepaid expenses and other                            1,448      1,289
                                                     ---------  ---------
       Total current assets                             14,581     15,518
Property and equipment, net                              1,367      1,383
Goodwill, net                                           20,031     18,358
Intangible assets, net                                   4,630      5,177
Deferred tax asset - long-term                           2,941      3,106
Deposits and other assets                                  420         66
                                                     ---------  ---------
       Total assets                                  $  43,970  $  43,608
                                                     =========  =========

Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                                  $     446  $   1,585
   Accrued liabilities                                   4,570      5,529
   Deferred revenue                                      4,744      4,140
   Notes payable and other short-term debt               5,000         21
                                                     ---------  ---------
       Total current liabilities                        14,760     11,275
Deferred tax liabilities                                   770        595
Other non-current liabilities                              830        830
                                                     ---------  ---------
       Total liabilities                                16,360     12,700
Shares subject to rescission                                --      7,480
Commitments and contingencies                               --         --
Stockholders' equity:
   Authorized capital stock consists of 100,000,000
    Common Shares, $0.001 par value; issued and
    outstanding 24,055,544 and 26,132,789 at June
    30, 2008 and December 31, 2007, respectively at
    stated values of:                                       24         26
   Additional paid-in-capital                           52,918     52,262
   Accumulated other comprehensive income                  993        672
   Accumulated deficit                                 (26,325)   (29,532)
                                                     ---------  ---------
   Total stockholders' equity                           27,610     23,428
                                                     ---------  ---------
       Total liabilities and stockholders' equity    $  43,970  $  43,608
                                                     =========  =========

                           SPARK NETWORKS, INC.
                  CONSOLIDATED STATEMENTS OF OPERATIONS
             (unaudited, in thousands, except per share data)

                                    Three Months Ended   Six Months Ended
                                         June 30,            June 30,
                                    ------------------  ------------------
                                      2008      2007      2008      2007
                                    --------  --------  --------  --------

Net revenues                        $ 14,987  $ 16,616  $ 30,009  $ 33,436

Direct marketing expenses              4,023     5,444     8,095    12,201
                                    --------  --------  --------  --------
       Contribution                   10,964    11,172    21,914    21,235

Operating expenses:
   Sales & marketing (including
    share-based compensation of
    $196, $197, $389, and $393)        1,128       865     2,181     1,698
   Customer service (including
    share-based compensation of
    $17, $27, $38, and $53)              581       861     1,212     1,703
   Technical operations (including
    share-based compensation of
    $171, $171, $342, and $309)        1,021     1,180     2,084     2,366
   Development (including
    share-based compensation of
    $159, $145, $318, and $287)        1,110       975     2,331     2,121
   General and administrative
    (including share-based
    compensation of $524, $583,
    $1,048, and $1,553)                3,979     5,223     8,155    10,701
   Amortization of intangible
    assets                               222       354       551       698
   Impairment of goodwill                 --        --        --     1,894
                                    --------  --------  --------  --------
Total operating expenses               8,041     9,458    16,514    21,181
                                    --------  --------  --------  --------

Operating income                       2,923     1,714     5,400        54

Interest (income) and other
 expenses, net                          (224)     (297)     (558)     (502)
                                    --------  --------  --------  --------

Income before income taxes             3,147     2,011     5,958       556

Provision for income taxes             1,506        95     2,751        22
                                    --------  --------  --------  --------

Net income                          $  1,641  $  1,916  $  3,207  $    534
                                    ========  ========  ========  ========

Net income per share - basic        $   0.07  $   0.06  $   0.13  $   0.02
                                    --------  --------  --------  --------
Net income per share - diluted      $   0.07  $   0.06  $   0.13  $   0.02
                                    --------  --------  --------  --------
Weighted average shares outstanding
 - basic                              24,555    30,677    25,279    30,772
Weighted average shares outstanding
 - diluted                            24,575    30,904    25,301    30,979

Reconciliation of Net Income        Three Months Ended   Six Months Ended
 to Adjusted EBITDA                 ------------------  ------------------
                                         June 30,            June 30,
                                      2008      2007      2008      2007

Net income                          $  1,641  $  1,916  $  3,207  $    534
Interest                                  39      (220)       (9)     (446)
Taxes                                  1,506        95     2,751        22
Depreciation                             173       504       413     1,052
Amortization                             222       354       552       698
                                    --------  --------  --------  --------
EBITDA                                 3,581     2,649     6,914     1,860
Share based compensation               1,067     1,123     2,135     2,595
Impairment of goodwill                    --        --        --     1,894
                                    --------  --------  --------  --------
Adjusted EBITDA                     $  4,648  $  3,772  $  9,049  $  6,349

                           SPARK NETWORKS, INC.
                      SEGMENT RESULTS FROM OPERATIONS
               (in thousands except subscriber information)

                                    Three Months Ended   Six Months Ended
                                         June 30,            June 30,
                                    ------------------- -------------------
                                      2008      2007      2008      2007
                                    --------- --------- --------- ---------

Net Revenues
Jewish Networks                     $   8,643 $   8,239 $  17,310 $  16,576
General Market Networks                 2,174     4,284     4,750     9,316
Other Affinity Networks                 3,405     3,207     6,758     6,436
Offline & Other Businesses                765       886     1,191     1,108
                                    --------- --------- --------- ---------
   Total Net Revenues               $  14,987 $  16,616 $  30,009 $  33,436
                                    ========= ========= ========= =========

Direct Marketing Expenses
Jewish Networks                     $     624 $     940 $   1,329 $   1,929
General Market Networks                   962     2,040     2,298     5,678
Other Affinity Networks                 1,968     1,918     3,810     3,913
Offline & Other Businesses                469       546       658       681
                                    --------- --------- --------- ---------
   Total Direct Marketing Expenses  $   4,023 $   5,444 $   8,095 $  12,201
                                    ========= ========= ========= =========

Contribution
Jewish Networks                     $   8,019 $   7,299 $  15,981 $  14,647
General Market Networks                 1,212     2,244     2,452     3,638
Other Affinity Networks                 1,437     1,289     2,948     2,523
Offline & Other Businesses                296       340       533       427
                                    --------- --------- --------- ---------
   Total Contribution               $  10,964 $  11,172 $  21,914 $  21,235
                                    ========= ========= ========= =========

Average Paying Subscribers*
Jewish Networks                        91,598    93,408    92,159    94,687
General Market Networks                33,573    61,529    35,504    66,985
Other Affinity Networks                63,309    62,450    61,721    60,781
Offline & Other Businesses              1,975     1,809     2,170     1,211
                                    --------- --------- --------- ---------
   Total Average Paying Subscribers   190,455   219,196   191,554   223,664
                                    ========= ========= ========= =========

* In the second quarter of 2008, the Company made a modification to its method of calculating period end subscribers. Historical data reflects this modification.

For More Information

Investors:
Brett Zane
+ 1-323-658-3000 ext. 4001
bzane@spark.net

Media:
Gail Laguna
+ 1-323-658-3000 ext. 4402
glaguna@spark.net